EXHIBIT 5

LUSE GORMAN, PC
ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780
WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000
FACSIMILE (202) 362-2902
www.luselaw.com

May 14, 2020

Board of Directors
Peapack-Gladstone Financial Corporation
500 Hills Drive, Suite 300
Bedminster, New Jersey 07921

Re:	Peapack-Gladstone Financial Corporation - Registration Statement on Form S-8

Members of the Board of Directors:

You have requested the opinion of this firm as to certain matters in connection with the registration of 200,000 shares of common stock, no par value per share (the “Shares”), of Peapack-Gladstone Financial Corporation (the “Company”) to be issued pursuant to the Peapack-Gladstone Financial Corporation 2014 Employee Stock Purchase Plan (the “ESPP”).

In rendering the opinion expressed herein, we have reviewed the Certificate of Incorporation and the Bylaws of the Company, the ESPP, the Company’s Registration Statement on Form S-8 (the “Form S-8”), as well as resolutions of the board of directors of the Company and applicable statutes and regulations governing the Company.  We have assumed the authenticity, accuracy and completeness of all documents in connection with the opinion expressed herein.  We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with the opinion expressed herein are rendered.

Based on the foregoing, we are of the following opinion:

Following the effectiveness of the Form S-8, the Shares of the Company, when issued in accordance with the terms and conditions of the ESPP, will be legally issued, fully paid and non-assessable.

This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and shall not be used for any other purpose or relied upon by any other person without the prior express written consent of this firm.  We hereby consent to the use of this opinion in the Form S-8.

Very truly yours,

/s/ Luse Gorman, PC
LUSE GORMAN, PC